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     $125,000,000 Principal Amount of 9 3/8% Senior Subordinated Notes due 2008


                              SUN HEALTHCARE GROUP, INC.

                   (Payment of Principal and Interest Guaranteed by
                          the Guarantors referred to within)

                        AMENDMENT NO. 1 TO PURCHASE AGREEMENT

                                     May 26, 1998

BEAR, STEARNS & CO. INC.
DONALDSON, LUFKIN & JENRETTE
  SECURITIES CORPORATION
J.P. MORGAN SECURITIES INC.
NATIONSBANC MONTGOMERY SECURITIES LLC
SCHRODER & CO. INC.

c/o Bear, Stearns & Co. Inc.
 245 Park Avenue
 New York, N.Y.  10167

Dear Sirs:

          Sun Healthcare Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY") proposes to amend the Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of April 29, 1998 by and among the Company and Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC and Schroder & Co. Inc. (collectively, the "INITIAL PURCHASERS").

          The capitalized terms used in this Amendment No. 1 to Purchase Agreement (the "AMENDMENT") and not otherwise defined herein shall have the meanings set froth in the Purchase Agreement.

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          1.   INDEMNIFICATION.    Section 7a of the Purchase Agreement is
hereby amended and restated to read in its entirety as follows:

               "a. The Company and the Guarantors agree to indemnify and hold harmless each of the Initial Purchasers and each person, if any, who controls any of the Initial Purchasers within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, liabilities, claims, damages and expenses whatsoever as incurred (including but not limited to attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, subject to the last sentence of Section 7(c)), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, or the Preliminary Offering Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; PROVIDED, HOWEVER, that the Company and the Guarantors will not be liable in any such case to the extent but only to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon any such untrue statements or omissions from the Preliminary Offering Memorandum that are corrected in the Offering Memorandum or any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company or the Guarantors by or on behalf of any Initial Purchaser through the Representative expressly for use therein. The foregoing indemnity agreement with respect to any untrue statements contained in or omissions from the Offering Memorandum shall not inure to the benefit of any Initial Purchaser from whom the person asserting any such losses, liabilities, claims, damages or expenses purchased Notes, or any person controlling such Initial Purchaser, if a copy of the Offering Memorandum as then amended or supplemented (if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of the Initial Purchasers to such person, if such is required by law to be made available to such person, at or prior to the written confirmation of the sale of such Notes to such person and the untrue statement contained in or the omission from such Offering Memorandum was corrected in the Offering Memorandum as amended or supplemented. This indemnity agreement will be in addition to any liability which the Company and the Guarantors may otherwise have including under this Agreement."


                                          2

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          2.   EFFECT OF AMENDMENT.  Except as expressly modified by this
Amendment, the Purchase Agreement shall continue to be and remain in full force and effect in accordance with its terms. Any future reference to the Purchase Agreement shall be deemed to be a reference to the Purchase Agreement as modified by this Amendment.

          3. PARTIES. This Amendment shall insure solely to the benefit of, and shall be binding upon, the Initial Purchasers, the Company and the Guarantors and the controlling persons, directors, officers, employees and agents referred to in Section 7 and 8 of the Purchase Agreement, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Amendment or any provision herein contained.
The term "successors and assigns" shall not include a purchaser, in its capacity as such, of Notes from any of the Initial Purchasers.

          3. GOVERNING LAW. This Amendment shall be governed by the laws of the State of New York.













                                          3

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          If the foregoing correctly sets forth the understanding between you and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among us.

                                   Very truly yours,

                                   SUN HEALTHCARE GROUP, INC.


                                   By:  /s/ Robert D. Woltil
                                       -------------------------------------
                                    Name:  Robert D. Woltil
                                    Title: Chief Financial Officer


                                   GUARANTORS, as listed on Schedule I to the Purchase Agreement


                                   By:  /s/ Robert D. Woltil
                                       -------------------------------------
                                    Name:  Robert D. Woltil
                                    Title: Authorized Signatory

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                                   Accepted as of the date first above written

                                   BEAR, STEARNS & CO. INC.
                                   DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION
                                   J.P. MORGAN SECURITIES INC.
                                   NATIONSBANC MONTGOMERY
                                    SECURITIES LLC
                                   SCHRODER & CO. INC.

                                   BY:   BEAR, STEARNS, & CO. INC.


                                   By: /s/ Curtis Lane
                                      -------------------------------------
                                      Name: Curtis Lane
                                      Title: Senior Managing Director